Exhibit 3.2

FORCE10 NETWORKS, INC.

RESTATED CERTIFICATE OF INCORPORATION

Force10 Networks, Inc., a Delaware corporation, hereby certifies as follows.

1.        The name of the corporation is Force10 Networks, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was September 27, 1999, under the name Turin Networks, Inc.

2.        The Restated Certificate of Incorporation of the corporation attached hereto as Exhibit “1”, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the corporation’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated:	Force10 Networks, Inc.

By:

Name:	Henry Wasik

Title:	President and Chief Executive Officer

EXHIBIT “1”

FORCE10 NETWORKS, INC.

RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I: NAME

The name of the corporation is Force10 Networks, Inc.

ARTICLE II: AGENT FOR SERVICE OF PROCESS

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the corporation at that address is: The Corporation Trust Corporation.

ARTICLE III: PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV: AUTHORIZED STOCK

1.        Total Authorized. The total number of shares of all classes of stock that the corporation has authority to issue is three hundred five million (305,000,000) shares, consisting of two classes: three hundred million (300,000,000) shares of Common Stock, $0.0001 par value per share (the “Common Stock”), and five million (5,000,000) shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).

2.        Designation of Additional Shares

  2.1.        The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of the class) or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate or certificates establishing a series of Preferred Stock.

  2.2.        Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock (or any series thereof), or any future class or series of Preferred Stock or Common Stock.

  2.3.        Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock).

ARTICLE V: AMENDMENT OF BYLAWS

The Board of Directors of the corporation shall have the power to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Certificate of Incorporation (including a vote of the Preferred Stock or any series thereof required by a Certificate of Designation), the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the corporation.

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS

1.        Director Powers.    The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation.

2.        Number of Directors.    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board.

3.        Classified Board.    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and, to the extent applicable to the Corporation, the provisions for quasi-California corporations that are set forth in Section 2115 of the California Corporations Code, the directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board of Directors may assign members of the Board of Directors already in office to such classes, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. The number of directors in each class shall be established and maintained as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the corporation’s first annual meeting of stockholders following the closing of the corporation’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (the “Initial Public Offering”), the initial term of office of the Class II directors shall expire at the corporation’s second annual meeting of stockholders following the closing of the Initial Public Offering, and the initial term of office of the Class III directors shall expire at the corporation’s third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Each director shall hold office until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.

4.        Term and Removal.    Any director may resign at any time upon notice to the corporation given in writing or by any electronic transmission permitted in the corporation’s bylaws. Subject to the rights of the holders of any series of Preferred Stock then outstanding, no director may be removed except for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of the corporation then entitled to vote at an election of directors voting together as a single class.

5.        Board Vacancies.    Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been elected expires or until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

6.        Vote by Ballot.    Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VII: DIRECTOR LIABILITY

1.        Limitation of Liability.    To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2.        Change in Rights.    Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII: MATTERS RELATING TO STOCKHOLDERS

1.        No Action by Written Consent of Stockholders.    Subject to the rights of any series of Preferred Stock, no action shall be taken by the stockholders of the corporation except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders by written consent.

2.        Special Meeting of Stockholders.    Special meetings of the stockholders of the corporation may be called only by the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board.

3.        Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings.     Advance notice of stockholder nominations for the election of directors of the corporation and of business to be brought by stockholders before any meeting of stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation. Business transacted at special meetings of stockholders shall be confined to business brought by or at the direction of the Board of Directors.

ARTICLE IX: AMENDMENT OF CERTIFICATE OF INCORPORATION

The corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law or by this Certificate of Incorporation, and subject to Section 2.3 of Article IV, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article IX or Article V, Article VI, Article VII or Article VIII.

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